EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Janice K. Henry Senior Vice President and Chief Financial Officer (919) 783-4658 www.martinmarietta.com

MARTIN MARIETTA MATERIALS, INC. ANNOUNCES
THIRD QUARTER RESULTS

RALEIGH, North Carolina (October 31, 2002) – Martin Marietta Materials, Inc. (NYSE:MLM), today reported financial results for the third quarter and nine months ended September 30, 2002. Net sales for the quarter were $429.1 million compared with 2001 third-quarter sales of $437.0 million. Earnings from operations for the third quarter were $68.7 million, compared with $79.8 million in the third quarter 2001. The third quarter of 2001 included $6.1 million of goodwill amortization expense. Interest expense decreased 8 percent to $11.2 million for the third quarter 2002. The third quarter 2002 estimated effective tax rate of 32 percent, although comparable to the prior-year period, declined from the second quarter of 2002. Net earnings for the quarter were $38.9 million, or $0.80 per diluted share, compared with third-quarter 2001 net earnings of $45.9 million, or $0.95 per diluted share.

Net sales for the first nine months of 2002 increased 2 percent to $1.14 billion. Earnings from operations were $145.6 million for the nine months ended September 30, 2002, compared with $146.5 million for the same period in 2001. The nine-month period ended September 30, 2001, included $16.3 million of goodwill amortization expense. Other income and expenses, net, reflected a $5.4 million increase in income, while interest expense decreased $2.4 million, or 7 percent, both compared with the prior year. The decline in the estimated effective tax rate to 35 percent for the year had a positive impact on net earnings. The estimated effective tax rate for the year to date in 2002 continues to reflect the increase resulting from the nondeductibility of goodwill written off in connection with divestitures in the second quarter, offset by the favorable effect of statutory depletion and the elimination of goodwill amortization. Year-to-date 2002 net earnings were $81.7 million, or $1.67 per diluted share, compared with $80.3 million, or $1.68 per diluted share, for the year-earlier period.

Third-quarter 2002 net sales for the Aggregates division were $411.3 million, compared with 2001 third-quarter sales of $414.9 million. Heritage aggregates operations experienced an increase of approximately 2 percent in average selling price mostly offset by a 1 percent decline in shipments. Overall, inclusive of acquisitions and divestitures, aggregates net sales reflect a 3 percent increase in average selling price offset by a 4 percent decrease in shipments. Gross margin for the division was 23.2 percent in the third quarter of 2002 compared with 24.9 percent in the third quarter of 2001. The decline in operating results is primarily attributed to soft aggregates demand, particularly in commercial construction and road construction. Weak demand in the southeastern region, which historically contributes above-average margins as a percentage of net sales, contributed to lower margins. Emphasis on inventory control in an effort to track declining demand with production levels resulted in under-absorption of fixed costs during the quarter. Additionally, the Aggregates division was negatively affected by unusually wet weather conditions, particularly in Texas, contributing to lower volumes and higher costs. The Meridian acquisition performed below expectations, primarily as a result of significantly declining aggregates demand in the Dallas/Fort Worth area, coupled with wet Texas weather. Strong performance in asphalt and ready mix operations contributed positively to the quarter.

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MLM Reports Third Quarter Results

October 31, 2002

Selling, general and administrative costs at the Aggregates division increased $3.5 million for the quarter compared with the prior year due to higher health and pension costs and higher costs related to the Corporation’s information systems project. Earnings from operations for the third quarter 2002 were $67.4 million, compared with $79.0 million during the third quarter 2001.

Year-to-date net sales for the Aggregates division of $1.1 billion exceeded the prior-year period by 4 percent, primarily due to acquisitions. Earnings from operations were $141.4 million compared with $144.9 million in the prior year. The year-to-date operating margin at heritage operations remained relatively stable in 2002 compared with 2001.

Magnesia Specialties’ third-quarter sales of $17.8 million declined 19 percent compared with the year-earlier period. Earnings from operations for the third quarter were $1.3 million, up significantly from $0.8 million in the prior-year period. Year-to-date sales of $56.3 million decreased 29 percent, primarily due to the sale of certain assets of the refractories business in May 2001. Earnings from operations were $4.2 million, an increase of $2.5 million over the prior-year period, principally as a result of favorable energy prices in the first half of 2002.

Commenting on the quarter’s results, Stephen P. Zelnak, Jr., Chairman and CEO of Martin Marietta Materials, stated, “As announced previously, economic weakness and the related reduction in aggregates demand, particularly the pace of decline in North Carolina, South Carolina and portions of our Georgia markets, had a significant impact on results. The industry has seen a notable reduction in building activity, especially in commercial construction. Consequently, we have initiated production slowdowns to control inventory levels. While these measures are necessary to successfully operate our business during this economic downturn, it precludes us from fully recognizing the operating efficiencies resulting from recent process and cost improvement initiatives at heritage and acquired locations. However, we continue to make significant investment in these initiatives at key strategic locations that we believe will have a positive impact on operations as demand increases.

“In addition to economic-related volume reduction, the Company has been affected by 11 tropical storms or hurricanes during the quarter, leading to major flooding in Texas and reduced shipments and operating efficiencies across the affected areas. Heavy rains have continued into October, particularly in Texas and the southeastern United States, and will affect operating results for the fourth quarter.

“The decline in heritage location aggregates demand has been somewhat offset by shipments to new customers in certain markets. We have recently acquired new customers in Florida and other southeastern and Gulf Coast markets, who are expected to purchase over two million tons annually of our high-quality offshore granite and limestone products. These volumes should help absorb fixed costs in the near-term and provide an uplift to operations when the economic cycle turns and aggregates demand improves.

“We are pleased with the strong contribution from our recently acquired locations in North Carolina and Alabama. Their operating results have effectively offset the prior year’s earnings contribution made by divested operations in Ohio and Virginia. For the full year 2003, we expect these acquired locations to exceed the earnings of divested locations with more than a 50 percent reduction in capital employed. During the quarter, we continued our strategic expansion by completing an acquisition of an asphalt plant in Texas, which serves the western sector of San Antonio. We also signed a mining services agreement, which allows us to operate three limestone locations in northern Florida, principally in the Tallahassee area. In connection with our planned strategic divestiture program, we sold several small, rural locations in southern Iowa.

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MLM Reports Third Quarter Results

October 31, 2002

“Emphasis on strong cash flow has allowed us to continue to execute our planned pay down of debt to a debt-to-capitalization ratio of 42 percent compared with 46 percent in the year earlier period. We also were able to increase dividends during the quarter.

“The outlook for the remainder of 2002 is soft with no expected improvement in industry demand. This weakness, coupled with the adverse weather conditions experienced in the fourth quarter to date, will affect operating efficiencies as well as sales. While we currently expect net earnings for 2002 to range from $2.00 to $2.15 per diluted share, continuing industry weakness and adverse weather will likely result in earnings at the lower end of this range. These earnings estimates are exclusive of the effect of the impairment charge associated with the adoption of Financial Accounting Standards Board Statement No. 142, Goodwill and Other Intangible Assets, which is expected to be up to $15 million on a pretax basis.”

Martin Marietta will host a conference call this afternoon at 2 p.m. eastern time. Investors and other interested parties may access the teleconference by calling (913) 981-5510, confirmation number 739371 or via our web site at www.martinmarietta.com.

Martin Marietta is the nation’s second largest producer of construction aggregates and a leading producer of magnesia-based chemical products in a wide variety of industries.

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MLM Reports Third Quarter Results

October 31, 2002

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statement of Earnings
(In millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2002	2001	2002	2001

Net sales	$429.1	$437.0	$1,143.9	$1,120.9
Freight and delivery revenues	55.3	62.7	147.7	157.0

Total revenues	484.4	499.7	1,291.6	1,277.9

Cost of sales	331.0	331.1	910.7	894.4
Freight and delivery costs	55.3	62.7	147.7	157.0

Total cost of revenues	386.3	393.8	1,058.4	1,051.4

Gross Profit	98.1	105.9	233.2	226.5

Selling, general and administrative expenses	29.4	26.3	87.4	79.5
Research and development	—	(0.2)	0.2	0.5

Earnings from operations	68.7	79.8	145.6	146.5

Interest expense	(11.2)	(12.1)	(33.5)	(35.9)
Other income and (expenses), net	(0.3)	(1.0)	13.6	8.2

Earnings before taxes on income	57.2	66.7	125.7	118.8
Taxes on income	18.3	20.8	44.0	38.5

Net earnings	$38.9	$45.9	$81.7	$80.3

Net earnings per share:
Basic	$0.80	$0.95	$1.68	$1.68

Diluted	$0.80	$0.95	$1.67	$1.68

Dividends per share	$0.15	$0.14	$0.43	$0.42

Average number of shares outstanding:
Basic	48.8	48.3	48.7	47.7

Diluted	49.0	48.6	48.8	47.9

Pro forma results for the three and nine months ended September 30, 2001, assuming FAS 142 was effective January 1, 2001:

	Three Months Ended		Nine Months Ended
	September 30, 2001		September 30, 2001

Earnings before taxes on income, as reported		$66.7		$118.8
Goodwill amortization		6.1		16.3

Earnings before taxes on income		72.8		135.1
Income tax expense		(22.6)		(42.0)

Net earnings		$50.2		$93.1

Net earnings per diluted share		$1.03		$1.94

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MLM Reports Third Quarter Results

October 31, 2002

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In Millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2002	2001	2002	2001

Net sales:
Aggregates	$411.3	$414.9	$1,087.6	$1,041.5
Magnesia Specialties	17.8	22.1	56.3	79.4

Total	$429.1	$437.0	$1,143.9	$1,120.9

Gross profit:
Aggregates	$95.3	$103.2	$224.3	$215.9
Magnesia Specialties	2.8	2.7	8.9	10.6

Total	$98.1	$105.9	$233.2	$226.5

Selling, general, and administrative expenses:
Aggregates	$28.0	$24.5	$82.9	$71.2
Magnesia Specialties	1.4	1.8	4.5	8.3

Total	$29.4	$26.3	$87.4	$79.5

Earnings from operations:
Aggregates	$67.4	$79.0	$141.4	$144.9
Magnesia Specialties	1.3	0.8	4.2	1.6

Total	$68.7	$79.8	$145.6	$146.5

Depreciation	$31.2	$29.4	$93.5	$87.0
Depletion	1.6	1.7	4.5	4.2
Amortization	1.8	7.3	5.0	21.2

Total	$34.6	$38.4	$103.0	$112.4

Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA) (1)	$103.1	$117.3	$262.3	$267.1

(1)	EBITDA is a widely-accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net income or operating cash flow.

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MLM Reports Third Quarter Results

October 31, 2002

MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In Millions)

	September 30,	December 31,
	2002	2001

	(Unaudited)
ASSETS
Cash and cash equivalents	$6.1	$1.4
Accounts receivable, net	281.0	215.2
Inventories, net	241.7	231.0
Current deferred income tax benefits	24.2	19.7
Other current assets	24.8	28.9

Total current assets	577.8	496.2

Property, plant and equipment, net	1,062.5	1,082.2
Goodwill, net	593.7	571.2
Other intangible assets, net	33.4	35.8
Other noncurrent assets	54.6	39.2

Total assets	$2,322.0	$2,224.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$81.7	$79.6
Accrued salaries, benefits and payroll taxes	43.3	38.6
Accrued insurance and other taxes	41.9	32.3
Income taxes	5.1	3.1
Current maturities of long-term debt and commercial paper	9.7	4.5
Other current liabilities	42.0	33.9

Total current liabilities	223.7	192.0

Long-term debt and commercial paper (excluding current maturities)	773.5	797.4
Pension, postretirement and postemployment benefits	83.6	81.7
Noncurrent deferred income taxes	106.9	102.7
Other noncurrent liabilities	42.5	28.6

Total liabilities	1,230.2	1,202.4

Shareholders’ equity	1,091.8	1,022.2

Total liabilities and shareholders’ equity	$2,322.0	$2,224.6

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MLM Reports Third Quarter Results

October 31, 2002

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statement of Cash Flows
(In millions)

	Nine Months Ended
	September 30,

	2002	2001

Net earnings	$81.7	$80.3
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation, depletion and amortization	103.0	112.4
Other items, net	(22.5)	(11.7)
Changes in operating assets and liabilities:
Deferred income taxes	18.4	6.6
Accounts receivable	(64.7)	(72.8)
Inventories	(14.1)	(8.2)
Accounts payable	1.0	(4.4)
Other assets and liabilities, net	29.6	56.9

Net cash provided by operating activities	132.4	159.1

Investing activities:
Additions to property, plant and equipment	(109.3)	(149.7)
Acquisitions, net	(59.1)	(217.4)
Divestitures and other investing activities, net	97.2	44.1

Net cash used for investing activities	(71.2)	(323.0)

Financing activities:
Net principal borrowings on long-term debt	(38.6)	187.6
Debt issue costs	—	(2.1)
Dividends paid	(21.0)	(20.1)
Loans payable	2.4	(1.8)
Issuance of common stock	0.7	1.4

Net cash (used in) provided by financing activities	(56.5)	165.0

Net increase in cash and cash equivalents	4.7	1.1
Cash and cash equivalents (book overdraft), beginning of period	1.4	(4.8)

Cash and cash equivalents (book overdraft), end of period	$6.1	$(3.7)

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MLM Reports Third Quarter Results

October 31, 2002

MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended		Nine Months Ended
	September 30, 2002		September 30, 2001

Volume/Pricing Variance (1)	Volume	Pricing	Volume	Pricing

Heritage Aggregates Operations (2)	(1.2%)	1.6%	(0.5%)	2.0%
Aggregates Operations (3)	(4.3%)	2.7%	2.1%	2.4%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

Shipments (tons in thousands)	2002	2001	2002	2001

Heritage Aggregates Operations (2)	43,535	44,065	115,470	116,025
Acquisitions	10,819	9,482	26,011	17,332
Divestitures (4)	72	3,329	2,745	7,939

Aggregates Operations (3)	54,426	56,876	144,226	141,296

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.

(2)	Heritage Aggregates operations exclude acquisitions that have not been included in the prior-year operations for the full fiscal year.

(3)	Aggregates operations include all acquisitions from the date of acquisition.

(4)	Divestitures include the tons related to divested operations up to the date of divestiture.

Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to business and economic conditions and trends in the markets the Company serves; the level and timing of federal and state transportation funding; levels of construction spending in the markets the Company serves; unfavorable weather conditions; ability to recognize quantifiable savings from internal expansion projects; ability to successfully integrate acquisitions quickly and in a cost-effective manner; fuel costs; transportation costs; competition from new or existing competitors; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. The Corporation assumes no obligation to update any such forward-looking statements.

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